EXHIBIT 99.1

Red Rock Resorts Announces Second Quarter 2017 Results

LAS VEGAS, Aug. 08, 2017 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts" "we" or the "Company") (NASDAQ:RRR) today reported financial results for the second quarter ended June 30, 2017.

Net revenues were $403.5 million for the second quarter of 2017, an increase of 14.8%, or $52.0 million, from $351.5 million for the same period of 2016.  The increase was primarily the result of the addition of $39.8 million of net revenues from the Palms Casino Resort (the "Palms"), an $8.8 million increase from same-store Las Vegas Operations and a $3.2 million increase from Native American Operations.

Net loss attributable to Red Rock Resorts was $25.9 million, or $0.39 per diluted share, for the second quarter of 2017, a decrease of $31.6 million, from net income of $5.7 million, or $0.01 per diluted share, for the same period of 2016.  The decrease in net income was primarily attributable to the acquisition of the leases at Boulder Station and Texas Station, partially offset by lower income tax.

Adjusted EBITDA(1) was $119.5 million for the second quarter of 2017, a 1.8% increase from $117.4 million in the same period of 2016.  The increase was the result of the addition of the Palms in operating results and continued strength in Native American Operations.

Red Rock Resorts also announced on August 4, 2017 that the Company had approved a cash dividend of $0.10 per share, payable on August 31, 2017 to shareholders of record as of August 15, 2017.

Las Vegas Operations

Net revenues from Las Vegas Operations were $371.5 million for the second quarter of 2017, a 15.1% increase from $322.9 million in the same period of 2016, primarily due to the addition of the Palms.  Adjusted EBITDA(1) from Las Vegas Operations was $104.7 million for the second quarter of 2017, a 0.1% increase from $104.6 million in the same period of 2016, primarily due to the addition of the Palms and partially offset by continued construction disruption at Palace Station.

Native American Operations

Adjusted EBITDA(1) from Native American Operations was $22.7 million for the second quarter of 2017, a 12.9% increase from $20.1 million in the same period of 2016 due to continued strength at both Graton and Gun Lake.

Balance Sheet Highlights

The Company’s cash and cash equivalents at June 30, 2017 were $125.3 million and total principal amount of debt outstanding at the end of the quarter was $2.57 billion. As of June 30, 2017, debt (net of cash) to Adjusted EBITDA(1) ratio was 4.96 times and interest coverage was at 4.58 times, proforma for the acquisition of the Palms.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361 or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through August 15, 2017 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. We believe that in addition to net (loss) income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes net (loss) income plus preopening, depreciation and amortization, share-based compensation, write-downs and other charges, net, related party lease termination, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments and income taxes, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a majority indirect equity interest in Station Casinos. Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the Company’s ability to successfully integrate the Palms or realize expected synergies; the effects of the economy and business conditions on consumer spending and our business; competition, including  the risk that new gaming licenses or gaming activities  are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating revenues:
Casino	$258,396	$233,796	$521,368	$473,567
Food and beverage	75,303	66,408	155,418	133,028
Room	44,641	32,979	94,405	67,363
Other	23,699	17,705	46,519	34,887
Management fees	30,676	27,455	60,903	54,104
Gross revenues	432,715	378,343	878,613	762,949
Promotional allowances	(29,222)	(26,857)	(57,388)	(52,216)
Net revenues	403,493	351,486	821,225	710,733

Operating costs and expenses:
Casino	103,170	88,986	204,824	176,407
Food and beverage	55,059	44,501	110,105	87,025
Room	18,239	11,893	38,306	24,278
Other	9,079	6,305	16,912	12,027
Selling, general and administrative	94,781	80,152	189,204	155,242
Preopening	368	373	398	721
Depreciation and amortization	46,807	38,436	92,060	77,863
Write-downs and other charges, net	8,826	10,966	9,850	13,334
Related party lease termination	98,393	-	98,393	-
	434,722	281,612	760,052	546,897

Operating (loss) income	(31,229)	69,874	61,173	163,836
Earnings from joint ventures	420	428	835	1,040
Operating (loss) income and earnings from joint ventures	(30,809)	70,302	62,008	164,876

Other (expense) income:
Interest expense, net	(33,853)	(34,078)	(68,797)	(69,146)
Loss on extinguishment/modification of debt, net	(975)	(7,084)	(2,994)	(7,084)
Change in fair value of derivative instruments	3,330	90	3,369	87
	(31,498)	(41,072)	(68,422)	(76,143)
(Loss) income before income tax	(62,307)	29,230	(6,414)	88,733
Benefit (provision) for income tax	11,813	(7,502)	1,134	(7,502)
Net (loss) income	(50,494)	21,728	(5,280)	81,231
Less: net (loss) income attributable to noncontrolling interests	(24,574)	16,075	857	17,939
Net (loss) income attributable to Red Rock Resorts, Inc.	$(25,920)	$5,653	$(6,137)	$63,292

(Loss) earnings per common share:
(Loss) earnings per share of Class A common stock, basic and diluted	$(0.39)	$0.01	$(0.09)	$0.33

Weighted average common shares outstanding:
Basic	67,311	30,031	66,506	19,960
Diluted	67,311	30,193	66,506	20,041

Dividends declared per common share	$0.10	$-	$0.20	$-

Red Rock Resorts, Inc.
Segment Information and
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenues
Las Vegas operations	$371,492	$322,876	$757,730	$654,334
Native American management	30,543	27,320	60,648	53,807
Reportable segment net revenues	402,035	350,196	818,378	708,141
Corporate and other	1,458	1,290	2,847	2,592
Net revenues	$403,493	$351,486	$821,225	$710,733

Net (loss) income	$(50,494)	$21,728	$(5,280)	$81,231
Adjustments
Preopening	368	373	398	721
Depreciation and amortization	46,807	38,436	92,060	77,863
Share-based compensation	2,326	3,681	3,738	4,301
Write-downs and other charges, net	8,826	10,966	9,850	13,334
Related party lease termination	98,393	-	98,393	-
Interest expense, net	33,853	34,078	68,797	69,146
Loss on extinguishment/modification of debt, net	975	7,084	2,994	7,084
Change in fair value of derivative instruments	(3,330)	(90)	(3,369)	(87)
Adjusted EBITDA attributable to MPM noncontrolling interest	(6,418)	(5,211)	(11,056)	(9,332)
(Benefit) provision for income tax	(11,813)	7,502	(1,134)	7,502
Other	-	(1,133)	-	(1,133)
Adjusted EBITDA	$119,493	$117,414	$255,391	$250,630

Adjusted EBITDA
Las Vegas operations	$104,711	$104,627	$225,277	$223,637
Native American management	22,695	20,096	46,012	40,528
Reportable segment Adjusted EBITDA	127,406	124,723	271,289	264,165
Corporate and other	(7,913)	(7,309)	(15,898)	(13,535)
Adjusted EBITDA	$119,493	$117,414	$255,391	$250,630

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CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248